EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Beth Drummey
Marketing & Community Relations Manager
415-763-4529 | bethdrummey@bankofmarin.com

BANK OF MARIN BANCORP REPORTS EARNINGS OF $5.2 MILLION
RAISES DIVIDEND TWO CENTS PER SHARE

NOVATO, CA, July 24, 2017 - Bank of Marin Bancorp, "Bancorp" (NASDAQ: BMRC), parent company of Bank of Marin, announced earnings of $5.2 million in the second quarter of 2017, compared to $4.5 million in the first quarter of 2017 and $4.8 million in the second quarter of 2016. Diluted earnings per share were $0.84 in the second quarter of 2017, compared to $0.74 in the prior quarter and $0.79 in the same quarter last year. Earnings for the first six months of 2017 totaled $9.7 million, compared to $10.5 million in the same period last year. Diluted earnings per share were $1.58 and $1.72 in the first six months of 2017 and 2016, respectively.

“We had another strong, productive quarter,” said Russell A. Colombo, President and Chief Executive Officer. “Our consistent, disciplined sales management process allowed us to both expand existing relationships and build new ones, which resulted in both loan and deposit growth. In addition, we have strategic initiatives in place to open new offices in Healdsburg and in the East Bay by the end of the year. I am pleased with our excellent results and remain confident that 2017 will be another outstanding year for Bank of Marin."

Bancorp also provided the following highlights from its operating and financial performance for the second quarter of 2017:

•
Total deposits increased $61.3 million in the second quarter to $1,840.5 million. Non-interest bearing deposits represented 48.5% of total deposits and the cost of total deposits for the quarter was 0.06%, down one basis point from March 31, 2017 and down two basis points from June 30, 2016.

•
Gross loans totaled $1,491.5 million at June 30, 2017 and increased $13.9 million from $1,477.6 million at March 31, 2017. New loan volume of $55.5 million in the second quarter of 2017 was $11.0 million higher than the same quarter of 2016. Our current pipeline approximates last year at this time, and should translate into loan growth throughout the year.

•
Excellent credit quality remains the hallmark of our culture. Non-accrual loans represented 0.08% of total loans as of June 30, 2017. There was no provision for loan losses recorded in the quarter, and a $208 thousand reversal of provision for losses on off-balance sheet commitments primarily related to a decrease in unfunded commitments.

•
All capital ratios are well above regulatory requirements for a well-capitalized institution. Total risk-based capital ratio for Bancorp increased to 15.0% at June 30, 2017, compared to 14.7% at March 31, 2017. Tangible common equity to tangible assets was 11.1% at June 30, 2017, compared to 11.2% at March 31, 2017.

•
The Board of Directors declared a cash dividend of $0.29 per share on July 21, 2017, a $0.02 increase from prior quarter. This represents the 49th consecutive quarterly dividend paid by Bank of Marin Bancorp. The dividend is payable on August 11, 2017, to shareholders of record at the close of business on August 4, 2017.

Loans and Credit Quality

Second quarter loan originations totaled $55.5 million, compared to $23.9 million last quarter and $44.5 million in the same quarter last year. Loan payoffs for the quarter were $48.1 million, up from $32.7 million in the first quarter and $40.2 million in the same quarter last year. The largest portion of payoffs in the current quarter came from the successful completion of construction projects and the sale of assets underlying other loans.

Non-accrual loans totaled $1.2 million, or 0.08% of the loan portfolio at both June 30, 2017 and March 31, 2017, down from $2.7 million, or 0.19% a year ago. Classified loans totaled $29.3 million at June 30, 2017, compared to $30.2 million at March 31, 2017 and $20.4 million at June 30, 2016. Accruing loans past due 30 to 89 days totaled $393 thousand at June 30, 2017, compared to $834 thousand at March 31, 2017 and $135 thousand a year ago.

There was no provision for loan losses recorded in the second quarter of 2017, as the level of reserves was deemed appropriate for the portfolio, consistent with the prior quarter and same quarter a year ago. Net recoveries were $13 thousand in the second quarter of 2017, compared to net charge-offs of $223 thousand in the prior quarter and net recoveries of $59 thousand in the same quarter a year ago. The ratio of loan loss reserves to loans was 1.02% at June 30, 2017, compared to 1.03% at March 31, 2017 and 1.04% at June 30, 2016. At June 30, 2017, total loan loss reserves to loans excluding acquired loans was 1.07%.

Investments

The investment portfolio decreased $12.1 million from the prior quarter to $401.9 million. The decrease was primarily due to principal paydowns and maturities, partially offset by purchases of $5.3 million during the second quarter. Given the interest rate environment, the Bank opted to leave excess cash at the Federal Reserve Bank as a short-term investment alternative.

Deposits

On-balance sheet deposits increased to $1,840.5 million at June 30, 2017, compared to $1,779.3 million at March 31, 2017. The quarterly increase was primarily due to $46.0 million in off-balance sheet funds returned in the second quarter from our third party deposit networks.  We continue to see fluctuations from large deposit clients' seasonal cash flows and the placement by existing clients of funds from asset sales that will be distributed to the beneficiaries of trusts or transitioned into real estate or other investments.

Earnings

“The second quarter 2017 results affirm the success of our efforts to grow organically,” said Tani Girton, Chief Financial Officer. “Our hard work and commitment to relationship banking are also paying off, with a stronger net interest margin, improved efficiency ratio, and 1.01% return on assets.”

Net interest income totaled $18.3 million in the second quarter of 2017, compared to $17.6 million in the prior quarter. Actions by the Federal Open Market Committee to increase rates in December 2016, March 2017 and June 2017, have positively impacted yields on our rate sensitive interest earning assets.

Additionally, the increase in net interest income from the prior quarter reflects slightly higher acquired loan income as shown in the table below and an increase of $30.0 million in average earnings assets.

Net interest income of $18.3 million in the second quarter of 2017 increased $1.1 million from $17.2 million for the same quarter last year. The increase was primarily driven by a $93.7 million increase in interest earning assets. In addition, the second quarter of 2016 included a $312 thousand prepayment fee on the retirement of a Federal Home Loan Bank ("FHLB") fixed advance. Higher yields on investment securities and interest-bearing cash, and upward repricing of variable rate loans also positively impacted interest income.

Net interest income totaled $35.9 million in the first six months of 2017, compared to $35.8 million for the same period in 2016. The $121 thousand increase primarily relates to a $68.3 million increase in average earning assets compared to June 30, 2016, a decrease in interest expense resulting from a prepayment fee and interest associated with the retirement of a FHLB fixed advance in June 2016 and a decline in rates paid on deposits. Additionally, the higher yield on investment securities and interest-bearing cash, and the upward repricing of variable rate loans positively impacted interest income, partially offset by a decrease of $990 thousand in acquired loan income and a decline in the yield on fixed rate loans when compared to June 30, 2016.

The tax-equivalent net interest margin was 3.85% in the second quarter of 2017, compared to 3.79% in the prior quarter and 3.77% in the same quarter a year ago. The increase of six basis points in the second quarter of 2017 compared to the prior quarter is primarily due to an increase in the yield on earning assets and increased acquired loan income.

Loans acquired through the acquisition of other banks are classified as purchased credit impaired ("PCI") or non-PCI loans and are recorded at fair value at acquisition date. For acquired loans not considered credit impaired, the level of accretion varies due to maturities and early payoffs. Accretion on PCI loans fluctuates based on changes in cash flows expected to be collected. Gains on payoffs of PCI loans are recorded as interest income when the payoff amounts exceed the recorded investment.

As our acquired loans continue to pay off, we expect the accretion on acquired loans to continue to decline. Accretion and gains on payoffs of purchased loans recorded to interest income were as follows:

	Three months ended
	June 30, 2017		March 31, 2017		June 30, 2016
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$80	2 bps	$90	2 bps	$87	2 bps
Accretion on non-PCI loans [2]	$178	3 bps	$150	3 bps	$317	7 bps
Gains on payoffs of PCI loans	$84	2 bps	$—	0 bps	$—	0 bps

	Six months ended
	June 30, 2017		June 30, 2016
(dollars in thousands; unaudited)	Dollar Amount	Basis point impact to net interest margin	Dollar Amount	Basis point impact to net interest margin
Accretion on PCI loans [1]	$170	2 bps	$185	2 bps
Accretion on non-PCI loans [2]	$328	3 bps	$647	7 bps
Gains on payoffs of PCI loans	$84	1 bps	$740	8 bps

1 Accretable yield on PCI loans totaled $1.3 million, $1.4 million and $1.7 million at June 30, 2017, March 31, 2017 and June 30, 2016, respectively.
2 Unaccreted purchase discounts on non-PCI loans totaled $1.4 million, $1.6 million and $2.5 million at June 30, 2017, March 31, 2017 and June 30, 2016, respectively.

Non-interest income totaled $2.1 million in both the first and second quarter of 2017 and $2.4 million in the same quarter a year ago. The decrease compared to the same quarter a year ago primarily relates to $284 thousand in gains on the sale of investment securities in the second quarter of 2016. Non-interest income totaled $4.2 million in the first half of 2017 compared to $4.6 million for the same period of 2016. The decrease primarily relates to $394 thousand in gains on the sale of investment securities in the first half of 2016.

Non-interest expense totaled $12.6 million in the second quarter of 2017, $13.0 million in the prior quarter and $12.0 million in the same quarter a year ago. The decrease from the prior quarter was primarily due to a reversal of the provision for losses on off-balance sheet commitments. The reversal resulted from a decrease in total commitments during the quarter primarily driven by the completion and pay-off of a construction project, an increase in average commitment usage, and a reduction of estimated loss factors. Lower personnel expense also contributed to the decrease in non-interest expense from the prior quarter. The decrease in 401(k) employer contribution (as maximum employer match has been reached) and deferrals of loan origination costs, were partially offset by an increase in salaries due to additional full-time equivalent personnel and annual merit increases.

The increase from the same quarter a year ago was primarily due to higher salaries and benefits related to filling open positions and incentive bonus, as well as higher occupancy expense and recruiting fees. These increases were partially offset by the reversal of provision for losses on off-balance sheet commitments (discussed above).

Non-interest expense totaled $25.6 million in the first half of 2017, compared to $24.0 million in the first half of 2016. The increase was primarily due to higher salaries and benefits related to filling open positions which resulted in additional incentive bonus, stock-based compensation and 401(k) employer match. The search for qualified employees resulted in recruiting fees which contributed to an increase in other expenses. Occupancy and equipment expense also increased primarily due to higher rent and maintenance costs.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its second quarter earnings call on Monday, July 24, 2017 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at http://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Bank of Marin is a leading business and community bank in the San Francisco Bay Area, with assets of $2.1 billion. Founded in 1989 and headquartered in Novato, Bank of Marin is the wholly-owned subsidiary of Bank of Marin Bancorp (NASDAQ: BMRC). With 20 retail offices in San Francisco, Marin, Napa, Sonoma and Alameda counties, Bank of Marin provides business and personal banking, commercial lending, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin was named 2016 Community Bank of the Year by Western Independent Bankers and has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and NASDAQ ABA Community Bank Index and has been recognized as a Top 200 Community Bank by US Banker Magazine for the past five years. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of future acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cyber-security threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

BANK OF MARIN BANCORP
FINANCIAL HIGHLIGHTS
June 30, 2017

(dollars in thousands, except per share data; unaudited)
QUARTER-TO-DATE	June 30, 2017	March 31, 2017	June 30, 2016
NET INCOME	$5,186	$4,548	$4,837
DILUTED EARNINGS PER COMMON SHARE	$0.84	$0.74	$0.79
RETURN ON AVERAGE ASSETS (ROA)	1.01%	0.91%	0.99%
RETURN ON AVERAGE EQUITY (ROE)	8.74%	7.92%	8.68%
EFFICIENCY RATIO	61.92%	65.92%	61.35%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.85%	3.79%	3.77%
NET CHARGE-OFFS (RECOVERIES)	$(13)	$223	$(59)
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	—%	0.02%	—%

YEAR-TO-DATE
NET INCOME	$9,734	$10,483
DILUTED EARNINGS PER COMMON SHARE	$1.58	$1.72
RETURN ON AVERAGE ASSETS (ROA)	0.96%	1.07%
RETURN ON AVERAGE EQUITY (ROE)	8.34%	9.52%
EFFICIENCY RATIO	63.89%	59.49%
TAX-EQUIVALENT NET INTEREST MARGIN[1]	3.82%	3.90%
NET CHARGE-OFFS (RECOVERIES)	$210	$(89)
NET CHARGE-OFFS (RECOVERIES) TO AVERAGE LOANS	0.01%	(0.01)%

AT PERIOD END
TOTAL ASSETS	$2,100,716	$2,033,708	$1,950,452

LOANS:
COMMERCIAL AND INDUSTRIAL	$217,417	$219,760	$215,257
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$265,249	$254,180	$242,103
COMMERCIAL INVESTOR-OWNED	$717,197	$712,081	$703,458
CONSTRUCTION	$54,990	$67,162	$77,024
HOME EQUITY	$119,500	$115,180	$112,240
OTHER RESIDENTIAL	$92,421	$84,720	$73,761
INSTALLMENT AND OTHER CONSUMER LOANS	$24,711	$24,487	$24,556
TOTAL LOANS	$1,491,485	$1,477,570	$1,448,399

NON-PERFORMING LOANS[2]:
COMMERCIAL AND INDUSTRIAL	$—	$—	$21
REAL ESTATE
COMMERCIAL OWNER-OCCUPIED	$—	$—	$176
COMMERCIAL INVESTOR-OWNED	$1,041	$1,076	$1,676
HOME EQUITY	$87	$87	$789
INSTALLMENT AND OTHER CONSUMER LOANS	$51	$52	$63
TOTAL NON-ACCRUAL LOANS	$1,179	$1,215	$2,725

CLASSIFIED LOANS (GRADED SUBSTANDARD & DOUBTFUL)	$29,262	$30,230	$20,399
TOTAL ACCRUING LOANS 30-89 DAYS PAST DUE	$393	$834	$135
LOAN LOSS RESERVE TO LOANS	1.02%	1.03%	1.04%
LOAN LOSS RESERVE TO NON-ACCRUAL LOANS	12.92	x	12.52	x	5.54	x
NON-ACCRUAL LOANS TO TOTAL LOANS	0.08%	0.08%	0.19%

TOTAL DEPOSITS	$1,840,540	$1,779,269	$1,705,615
LOAN-TO-DEPOSIT RATIO	81.0%	83.0%	84.9%
STOCKHOLDERS' EQUITY	$240,733	$234,986	$226,452
BOOK VALUE PER SHARE	$39.07	$38.22	$37.00
TANGIBLE COMMON EQUITY TO TANGIBLE ASSETS[3]	11.1%	11.2%	11.2%
TOTAL RISK BASED CAPITAL RATIO-BANK	14.8%	14.3%	13.8%
TOTAL RISK BASED CAPITAL RATIO-BANCORP	15.0%	14.7%	14.1%
FULL-TIME EQUIVALENT EMPLOYEES	264	262	255

[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Excludes accruing troubled-debt restructured loans of $17.0 million, $17.2 million and $19.9 million at June 30, 2017, March 31, 2017 and June 30, 2016, respectively. Excludes purchased credit-impaired (PCI) loans with carrying values of $2.3 million, $2.9 million and $2.9 million that were accreting interest at June 30, 2017, March 31,2017 and June 30, 2016, respectively. These amounts are excluded as PCI loan accretable yield interest recognition is independent from the underlying contractual loan delinquency status.

[3] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gain on available for sale securities, net of tax, less goodwill and intangible assets of $8.8 million, $8.9 million and $9.3 million at June 30, 2017, March 31, 2017 and June 30, 2016, respectively. Tangible assets exclude goodwill and intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
At June 30, 2017, March 31, 2017 and June 30, 2016

(in thousands, except share data; unaudited)	June 30, 2017	March 31, 2017	June 30, 2016
Assets
Cash and due from banks	$137,906	$73,162	$55,438
Investment securities
Held-to-maturity, at amortized cost	163,018	172,272	58,491
Available-for-sale (at fair value; amortized cost $237,884, $242,650 and $318,335 at June 30, 2017, March 31, 2017 and June 30, 2016, respectively)	238,870	241,684	323,361
Total investment securities	401,888	413,956	381,852
Loans, net of allowance for loan losses of $15,232, $15,219 and $15,087 at June 30, 2017, March 31, 2017 and June 30, 2016, respectively	1,476,253	1,462,351	1,433,312
Bank premises and equipment, net	8,390	8,336	8,650
Goodwill	6,436	6,436	6,436
Core deposit intangible	2,344	2,462	2,846
Interest receivable and other assets	67,499	67,005	61,918
Total assets	$2,100,716	$2,033,708	$1,950,452

Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest bearing	$892,988	$878,416	$804,447
Interest bearing
Transaction accounts	87,866	100,628	88,365
Savings accounts	165,596	159,889	149,745
Money market accounts	546,586	494,324	502,476
Time accounts	147,504	146,012	160,582
Total deposits	1,840,540	1,779,269	1,705,615
Subordinated debentures	5,666	5,628	5,493
Interest payable and other liabilities	13,777	13,825	12,892
Total liabilities	1,859,983	1,798,722	1,724,000

Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 15,000,000 shares; Issued and outstanding - 6,160,952, 6,148,486 and 6,120,684 at June 30, 2017, March 31, 2017 and June 30, 2016, respectively	88,949	87,911	86,569
Retained earnings	152,883	149,357	136,992
Accumulated other comprehensive (loss) income, net	(1,099)	(2,282)	2,891
Total stockholders' equity	240,733	234,986	226,452
Total liabilities and stockholders' equity	$2,100,716	$2,033,708	$1,950,452

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three months ended			Six months ended
(in thousands, except per share amounts; unaudited)	June 30, 2017	March 31, 2017	June 30, 2016	June 30, 2017	June 30, 2016
Interest income
Interest and fees on loans	$16,423	$15,849	$16,097	$32,272	$33,238
Interest on investment securities
Securities of U.S. government agencies	1,534	1,518	1,191	3,052	2,543
Obligations of state and political subdivisions	553	568	588	1,121	1,174
Corporate debt securities and other	36	37	77	73	182
Interest on Federal funds sold and short-term investments	157	60	40	217	51
Total interest income	18,703	18,032	17,993	36,735	37,188
Interest expense
Interest on interest-bearing transaction accounts	21	29	28	50	55
Interest on savings accounts	16	15	14	31	28
Interest on money market accounts	114	113	107	227	218
Interest on time accounts	139	146	193	285	389
Interest on FHLB and other borrowings	—	—	378	—	478
Interest on subordinated debentures	109	108	107	217	216
Total interest expense	399	411	827	810	1,384
Net interest income	18,304	17,621	17,166	35,925	35,804
Provision for loan losses	—	—	—	—	—
Net interest income after provision for loan losses	18,304	17,621	17,166	35,925	35,804
Non-interest income
Service charges on deposit accounts	447	452	441	899	897
Wealth Management and Trust Services	504	503	527	1,007	1,093
Debit card interchange fees	384	372	381	756	719
Merchant interchange fees	112	96	128	208	241
Earnings on bank-owned life insurance	210	209	209	419	410
Dividends on FHLB stock	176	232	185	408	354
Gains on investment securities, net	10	—	284	10	394
Other income	253	251	266	504	476
Total non-interest income	2,096	2,115	2,421	4,211	4,584
Non-interest expense
Salaries and related benefits	7,287	7,475	6,724	14,762	13,472
Occupancy and equipment	1,380	1,319	1,175	2,699	2,456
Depreciation and amortization	463	481	441	944	894
Federal Deposit Insurance Corporation insurance	162	161	246	323	507
Data processing	963	939	916	1,902	1,772
Professional services	522	522	554	1,044	1,052
Directors' expense	224	158	116	382	305
Information technology	186	198	165	384	358
(Reversal) provision for losses on off-balance sheet commitments	(208)	165	150	(43)	150
Other expense	1,652	1,593	1,530	3,245	3,061
Total non-interest expense	12,631	13,011	12,017	25,642	24,027
Income before provision for income taxes	7,769	6,725	7,570	14,494	16,361
Provision for income taxes	2,583	2,177	2,733	4,760	5,878
Net income	$5,186	$4,548	$4,837	$9,734	$10,483
Net income per common share:
Basic	$0.85	$0.75	$0.80	$1.60	$1.73
Diluted	$0.84	$0.74	$0.79	$1.58	$1.72
Weighted average shares:
Basic	6,110	6,092	6,078	6,101	6,063
Diluted	6,174	6,172	6,109	6,173	6,100
Dividends declared per common share	$0.27	$0.27	$0.25	$0.54	$0.50
Comprehensive income:
Net income	$5,186	$4,548	$4,837	$9,734	$10,483
Other comprehensive income
Change in net unrealized gain or loss on available-for-sale securities	1,961	1,674	2,119	3,635	5,042
Amortization of net unrealized loss on available for sale securities transferred to held-to-maturity securities	124	41	—	165	—
Reclassification adjustment for gains on available-for-sale securities included in net income	(10)	—	(284)	(10)	(394)
Net change in unrealized gain or loss on available-for-sale securities, before tax	2,075	1,715	1,835	3,790	4,648
Tax effect	892	704	776	1,596	1,950
Other comprehensive income, net of tax	1,183	1,011	1,059	2,194	2,698
Comprehensive income	$6,369	$5,559	$5,896	$11,928	$13,181

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	June 30, 2017			March 31, 2017			June 30, 2016
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$56,597	$157	1.10%	$29,339	$60	0.82%	$28,766	$39	0.54%
Investment securities [2,3]	408,335	2,355	2.31%	414,552	2,361	2.28%	389,023	2,080	2.14%
Loans [1,3,4]	1,487,419	16,868	4.49%	1,478,487	16,222	4.39%	1,440,847	16,416	4.51%
Total interest-earning assets [1]	1,952,351	19,380	3.93%	1,922,378	18,643	3.88%	1,858,636	18,535	3.95%
Cash and non-interest-bearing due from banks	46,204			38,131			40,540
Bank premises and equipment, net	8,390			8,440			8,827
Interest receivable and other assets, net	60,115			58,014			60,205
Total assets	$2,067,060			$2,026,963			$1,968,208
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$94,799	$21	0.09%	$101,121	$29	0.12%	$93,355	$28	0.12%
Savings accounts	163,424	16	0.04%	160,913	15	0.04%	149,234	14	0.04%
Money market accounts	539,192	114	0.08%	518,540	113	0.09%	510,727	107	0.08%
Time accounts including CDARS	146,042	139	0.38%	146,966	146	0.40%	160,031	192	0.48%
Overnight borrowings [1]	—	—	—%	—	—	—%	1,082	1	0.40%
FHLB fixed-rate advances [1]	—	—	—%	—	—	—%	12,363	378	12.07%
Subordinated debentures [1]	5,646	109	7.59%	5,607	108	7.74%	5,471	107	7.78%
Total interest-bearing liabilities	949,103	399	0.17%	933,147	411	0.18%	932,263	827	0.36%
Demand accounts	868,070			846,316			797,935
Interest payable and other liabilities	11,771			14,645			13,853
Stockholders' equity	238,116			232,855			224,157
Total liabilities & stockholders' equity	$2,067,060			$2,026,963			$1,968,208
Tax-equivalent net interest income/margin [1]		$18,981	3.85%		$18,232	3.79%		$17,708	3.77%
Reported net interest income/margin [1]		$18,304	3.71%		$17,621	3.67%		$17,166	3.65%
Tax-equivalent net interest rate spread		—	3.76%			3.70%			3.59%

	Six months ended			Six months ended
	June 30, 2017			June 30, 2016
		Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands)	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-bearing due from banks [1]	$43,043	$217	1.00%	$18,881	$51	0.53%
Investment securities [2,3]	411,427	4,716	2.29%	408,539	4,344	2.13%
Loans [1,3,4]	1,482,977	33,090	4.44%	1,441,724	33,872	4.65%
Total interest-earning assets [1]	1,937,447	38,023	3.90%	1,869,144	38,267	4.05%
Cash and non-interest-bearing due from banks	42,189			35,182
Bank premises and equipment, net	8,415			8,985
Interest receivable and other assets, net	59,071			59,200
Total assets	$2,047,122			$1,972,511
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$97,943	$50	0.10%	$97,173	$55	0.11%
Savings accounts	162,175	31	0.04%	145,866	28	0.04%
Money market accounts	528,923	227	0.09%	519,856	218	0.08%
Time accounts including CDARS	146,501	285	0.39%	160,486	389	0.49%
Overnight borrowings [1]	—	—	—%	10,825	23	0.42%
FHLB fixed-rate advances [1]	—	—	—%	13,681	456	6.59%
Subordinated debentures [1]	5,627	217	7.67%	5,445	216	7.86%
Total interest-bearing liabilities	941,169	810	0.17%	953,332	1,385	0.29%
Demand accounts	857,253			782,757
Interest payable and other liabilities	13,200			14,917
Stockholders' equity	235,500			221,505
Total liabilities & stockholders' equity	$2,047,122			$1,972,511
Tax-equivalent net interest income/margin [1]		$37,213	3.82%		$36,882	3.90%
Reported net interest income/margin [1]		$35,925	3.69%		$35,804	3.79%
Tax-equivalent net interest rate spread			3.73%			3.76%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 35 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.